                                                                  Exhibit 10.82


                                 LEASE AGREEMENT

                                 by and between


                                NEW KING, L.L.C.,
                      a Michigan limited liability company,


                                   as LANDLORD


                                       and


                         COLLINS & AIKMAN PRODUCTS CO.,
                             a Delaware corporation,


                                    as TENANT


                          Premises: 5755 New King Court
                                    Troy, Michigan 48098



                           Dated as of: June 29, 2001

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----

1.       Demise of Premises........................................................    1
2.       Certain Definitions.......................................................    1
3.       Title and Condition.......................................................    9
4.       Use of Leased Premises; Quiet Enjoyment...................................   10
5.       Term......................................................................   10
6.       Basic Rent................................................................   11
7.       Additional Rent...........................................................   11
8.       Net Lease; Non-Terminability..............................................   12
9.       Payment of Impositions....................................................   13
10.      Compliance with Laws and Easement Agreements; Environmental Matters.......   14
11.      Liens; Recording..........................................................   15
12.      Maintenance and Repair....................................................   16
13.      Alterations and Improvements; Expansion Options...........................   16
14.      Permitted Contests........................................................   17
15.      Indemnification...........................................................   18
16.      Insurance.................................................................   19
17.      Casualty and Condemnation.................................................   21
18.      Termination Events........................................................   23
19.      Restoration...............................................................   24
20.      Procedures upon Purchase..................................................   25
21.      Assignment and Subletting; Prohibition Against Leasehold Financing........   27
22.      Events of Default.........................................................   29
23.      Remedies and Damages upon Default.........................................   30
24.      Notices...................................................................   33
25.      Estoppel Certificate......................................................   33
26.      Surrender; Holding Over...................................................   34
27.      No Merger of Title........................................................   35
28.      Books and Records.........................................................   35
29.      Determination of Value....................................................   35
30.      Non-Recourse as to Landlord...............................................   37
31.      Costs; Financing..........................................................   37
32.      Subordination, Non-Disturbance and Attornment.............................   38
33.      Tax Treatment; Reporting..................................................   38
34.      Right of First Refusal....................................................   38
35.      Miscellaneous.............................................................   39

EXHIBITS
--------

  Exhibit A - Premises
  Exhibit B - Fixtures
  Exhibit C - Schedule of Permitted Encumbrances
  Exhibit D - Rent Schedule
  Exhibit E - List of LaSalle Bank National Association Loan Documents Exhibit F - Form of Subordination, Non-Disturbance and Attornment Agreement

          LEASE AGREEMENT, made as of this 29th day of June, 2001, between NEW KING, L.L.C., as landlord, a Michigan limited liability company ("LANDLORD"), with an address at 250 Stephenson Highway, Suite 300, Troy, Michigan 48084, Attention: Michael McInerney, and COLLINS & AIKMAN PRODUCTS CO., as tenant, a Delaware corporation ("TENANT"), with an address at 5755 New King Court, Troy, Michigan 48098.

          In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

          1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to as the "LEASED PREMISES"): (a) the premises described in Exhibit A hereto, together with the Appurtenances (collectively, the "LAND");
(b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "IMPROVEMENTS"); and (c) the fixtures and other property described in Exhibit B hereto (collectively, the "FIXTURES").

          2.   Certain Definitions.

          "ADDITIONAL RENT" shall have the meaning assigned to such term in Paragraph 7(a).

          "ADJOINING PROPERTY" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises.

          "ALTERATION AMOUNT" shall mean $1,000,000 for the first Lease
Year, increased for each succeeding Lease Year as follows: (a) multiply the relevant amount then in effect (i.e., $1,000,000) by a fraction the numerator of which shall be the difference between the average CPI for the Prior Months ending prior to the applicable adjustment date and the Alteration Cost Beginning CPI and the denominator of which shall be the Alteration Cost Beginning CPI, and
(b) add the product of such multiplication to the then applicable Alteration Amount.

          "ALTERATION COST BEGINNING CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months but occurring one (1) year earlier.

          "ALTERATIONS" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Fixtures, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

          "APPLICABLE INITIAL DATE" shall have the meaning assigned to such term in Paragraph 29(a)(i).

          "APPURTENANCES" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

          "ASSIGNMENT" shall mean any assignment of rents and leases from Landlord to a Lender, which may be contained within a Mortgage or separate document, which (a) encumbers the Landlord's interest in this Lease and the Rent and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

          "BASIC RENT" shall have the meaning assigned to such term in Paragraph 6.

          "BASIC RENT PAYMENT DATES" shall have the meaning assigned to such term in Paragraph 6.

          "BEGINNING83 CPI" shall have the meaning assigned to such term in Paragraph 4(a) of Exhibit D hereto.

          "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in the State.

          "CASUALTY" shall mean any injury to or death of any person or any loss of or damage (i) to any portion of or arising from or on the Leased Premises or (ii) arising from or on any Adjoining Property.

          "CERTIFICATE" shall have the meaning assigned to such term in Paragraph 25.

          "CODE" shall have the meaning assigned to such term in Paragraph 33.

          "COMMENCEMENT DATE" shall have the meaning assigned to such term in Paragraph 5(a).

          "CONDEMNATION" shall mean any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding. The Condemnation shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Leased Premises.

          "CONDEMNATION NOTICE" shall mean written notice of the institution of or intention to institute any proceeding for Condemnation.

          "CONTRACT" shall have the meaning assigned to such term in Paragraph 34(b).

          "COSTS" of a Person or associated with a specified transaction shall mean all reasonable and customary costs and expenses incurred by such Person or associated with such transaction, including, without limitation, reasonable attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, recording fees and transfer taxes, as the circumstances require.

          "CPI" shall have the meaning assigned to such term in Paragraph 2 of Exhibit D hereto.

          "DEFAULT RATE" shall have the meaning assigned to such term in Paragraph 7(a)(ii).

          "DEFAULT TERMINATION AMOUNT" shall have the meaning assigned to such term in Paragraph 23(a)(iii).

          "EASEMENT AGREEMENTS" shall mean any conditions, covenants, restrictions, reservations, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

          "ENVIRONMENTAL LAW" shall mean any Law relating to pollution of the environment, including, ambient air, surface water, groundwater, land and subsurface soils.

          "ENVIRONMENTAL VIOLATION" shall mean any violation of or noncompliance with any Environmental Law occurring prior to the termination of this Lease, or surrender of possession of the Leased Premises to Landlord, at the Leased Premises, except in each case, to the extent attributable to acts or omissions of the Landlord or Landlord's agents or representatives.

          "EVENT OF DEFAULT" shall have the meaning assigned to such term in Paragraph 22(a).

          "EXPIRATION DATE" shall have the meaning assigned to such term in Paragraph 5(a).

          "FAIR MARKET RENTAL VALUE" shall mean the fair market rental value of the Leased Premises for the second Renewal Term determined in accordance with the procedure specified in Paragraph 29.

          "FAIR MARKET VALUE" shall mean the fair market value of the Leased Premises as affected and encumbered by this Lease and assuming that the Term has been extended for any Renewal Terms for which Tenant has delivered a Renewal Notice. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

          "FAIR MARKET VALUE DATE" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

          "FEDERAL FUNDS" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

          "FIRST ADJUSTMENT DATE" shall have the meaning assigned to such term in Paragraph 3 of Exhibit D hereto.

          "FIXTURES" shall have the meaning assigned to such term in Paragraph 1.

          "GAAP" shall have the meaning assigned to such term in Paragraph 28.

          "HAZARDOUS CONDITION" means any condition which would support any claim or liability under any applicable Environmental Law.

          "HAZARDOUS SUBSTANCE" means pollutants, contaminants, wastes, chemicals, substances including, without limitation, petroleum and constituents, in each case, as regulated pursuant to applicable Environmental Laws.

          "IMPOSITIONS" shall have the meaning assigned to such term in Paragraph 9.

          "IMPROVEMENTS" shall have the meaning assigned to such term in Paragraph 1.

          "INDEMNITEE" shall have the meaning assigned to such term in Paragraph 15(a).

          "LAND" shall have the meaning assigned to such term in Paragraph 1.

          "LANDLORD" shall have the meaning assigned to such term in the Preamble.

          "LANDLORD'S ACCELERATION NOTICE" shall have the meaning assigned to such term in Paragraph 23(a)(iv).

          "LAW" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

          "LEASE" shall mean this Lease Agreement, as the same may be amended, supplemented or modified in accordance with the provisions hereof.

          "LEASE YEAR" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

          "LEASED PREMISES" shall have the meaning assigned to such term in Paragraph 1.

          "LEGAL REQUIREMENTS" shall mean the requirements of all present and future Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Leased Premises.

          "LENDER" shall mean any person or entity (and their respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or is the holder of any Note, including, but not limited to, LaSalle Bank National Association with respect to the Loan which is the subject matter of the documents identified in Exhibit E hereto (the "LASALLE BANK LOAN").

          "LOAN" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and evidenced by a Note, including, but not limited to, the LaSalle Bank Loan.

          "LOAN DOCUMENTS" shall mean all documents evidencing, securing or executed in connection with a Loan, as the same may be amended, supplemented or modified.

          "MONETARY OBLIGATIONS" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

          "MORTGAGE" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers the Landlord's interest in the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

          "NET AWARD" shall mean (a) the entire award payable to Landlord by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord), (iv) or (v) of Paragraph 16(a), as the case may be, less any reasonable expenses incurred by Landlord, Tenant or any Lender in collecting such award or proceeds.

          "NON-PREAPPROVED ASSIGNEE" shall have the meaning assigned to such term in Paragraph 21(a)(iii).

          "NON-PREAPPROVED ASSIGNMENT" shall have the meaning assigned to such term in Paragraph 21(a)(iii).

          "NOTE" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

          "NOTICE OF SALE" shall have the meaning assigned to such term in Paragraph 34(b).

          "PARTIAL CASUALTY" shall mean any Casualty which does not constitute a Termination Event.

          "PARTIAL CONDEMNATION" shall mean any Condemnation which does not constitute a Termination Event.

          "PERMITTED ENCUMBRANCES" shall mean those Easement Agreements, liens and other encumbrances listed on Exhibit C hereto.

          "PERMITTED VIOLATIONS" shall have the meaning assigned to such term in Paragraph 14.

          "PERSON" shall mean an individual, trustee, trust, partnership, association, corporation or other entity.

          "PREAPPROVED ASSIGNEE" shall have the meaning assigned to such term in Paragraph 21(a)(ii).

          "PREAPPROVED ASSIGNMENT" shall have the meaning assigned to such term in Paragraph 21(a)(ii).

          "PREAPPROVED SUBLET" shall have the meaning assigned to such term in Paragraph 21(b)(i).

          "PREPAYMENT PREMIUM" shall mean any payment required under a Note or any other document evidencing or securing a Loan (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may, but shall not be required to, be (in lieu of such prepayment premium or prepayment penalty) (i) a "make whole" or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment.

          "PRESENT VALUE" of any amount shall mean such amount discounted by a rate per annum which is 7%.

          "PRIME RATE" shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "DISCOUNT RATE") on ninety-one (91-) day bills ("TREASURY BILLS") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

          "PRIOR MONTHS" shall have the meaning assigned to such term in Paragraph 4(a) of Exhibit D hereto.

          "REJECTION" shall have the meaning assigned to such term in Paragraph 18(c).

          "RELEVANT AMOUNT" shall mean the Termination Amount or the Default Termination Amount, as the case may be.

          "RELEVANT DATE" shall mean (a) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), or (b) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii).

          "REMAINING OBLIGATIONS" shall have the meaning assigned to such term in Paragraph 18(c).

          "RENEWAL DATE" shall have the meaning assigned to such term in Paragraph 5(b).

          "RENEWAL TERM" shall have the meaning assigned to such term in Paragraph 5(b).

          "RENT" SHALL MEAN, collectively, Basic Rent and Additional Rent.

          "REQUESTING PARTY" shall have the meaning assigned to such term in Paragraph 25.

          "RESPONDING PARTY" shall have the meaning assigned to such term in Paragraph 25.

          "RESTORATION FUND" shall have the meaning assigned to such term in Paragraph 19(a).

          "REVIEW CRITERIA" shall have the meaning assigned to such term in Paragraph 21(a)(iii).

          "RIGHT OF FIRST REFUSAL" shall have the meaning assigned to such term in Paragraph 34.

          "SET-OFF" shall have the meaning assigned to such term in Paragraph 8(a).

          "Site Assessment" shall have the meaning assigned to such term in Paragraph 10(c).

          "SITE REVIEWERS" shall have the meaning assigned to such term in Paragraph 10(c).

          "STATE" shall mean the state of Michigan.

          "SURVIVING OBLIGATIONS" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease and which have not been performed or satisfied or which survive such expiration or termination pursuant to the provisions hereof.

          "TENANT" shall have the meaning assigned to such term in the Preamble.

          "TERM" shall have the meaning assigned to such term in Paragraph 5(a).

          "TERMINATION AMOUNT" shall mean with respect to the Leased
Premises the sum of (a) the applicable Prepayment Premium which the Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount and all other amounts, including unpaid principal and unpaid accrued interest, required to be paid to each Lender in order to obtain a discharge of such Lender's Mortgage and (b) the Present Value of the amount by which (i) the total Basic Rent that would have been payable under this Lease for what would have been the remainder of the Term, calculated as of the Termination Date, if this Lease had not terminated as of the Termination Date, exceeds (ii) the product of (A) the amount of that monthly installment of principal and interest payable under a Note outstanding as of the Termination Date which is the last installment to become due prior to the Termination Date and (B) the number of months that would have remained in the Term as of the Termination Date if this Lease had not terminated as of the Termination Date, but in no event shall the Termination Amount be less than the Fair Market Value.

          "TERMINATION DATE" shall have the meaning assigned to such term in Paragraph 18(b).

          "TERMINATION EVENT" shall have the meaning assigned to such term in Paragraph 18(a).

          "TERMINATION NOTICE" shall have the meaning assigned to such term in Paragraph 18(a).

          "THIRD PARTY PURCHASER" shall have the meaning assigned to such term in Paragraph 21(h).

          "WARRANTIES" shall have the meaning assigned to such term in Paragraph 3(d).

          "WORK" shall have the meaning assigned to such term in Paragraph 13(b).

          3.   Title and Condition.

          (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term.

          (b)   Tenant accepts the title and condition of the Leased
Premises in its present condition "as is", with all faults and defects, latent or patent.

          (c) Tenant acknowledges that (i) fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) all material easements necessary for the use or operation of the Leased Premises have been obtained, and (iii) all Fixtures necessary for the use or operation of the Leased Premises have been installed and are presently in good condition and repair, normal wear and tear excepted.

          (d) Landlord hereby assigns to Tenant all assignable warranties, guaranties, indemnities and similar rights (collectively, "WARRANTIES") which Landlord may have against any manufacturer, supplier, engineer, contractor or builder in respect of any of the Leased Premises; provided, however, that all such warranties shall, automatically and without the requirement of any further action, be reassigned back to Landlord upon the expiration or earlier termination of this Lease except for a termination resulting from a conveyance of the Leased Premises to Tenant. Tenant shall use commercially reasonable efforts to enforce the Warranties in accordance with their respective terms.

          4.   Use of Leased Premises; Quiet Enjoyment.

          (a) Tenant may occupy and use the Leased Premises for general office, research, development, prototype testing and other incidental and related uses in connection with Tenant's business as now conducted and for no other purposes without the prior written consent of the Landlord.

          (b) Subject to the provisions hereof, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof; provided, however, that (i) Landlord may enter upon the Leased Premises at such reasonable times and during normal business hours as Landlord may reasonably select upon reasonable notice to Tenant for the purpose of inspecting the Leased Premises, showing the Leased Premises to prospective tenants, purchasers, lenders or investors, verifying compliance or non-compliance by Tenant with its obligation hereunder and taking such other action within the Leased Premises as is permitted pursuant to the provisions hereof and (ii) any Lender may enter upon the Leased Premises for any purposes permitted under its Mortgage or other Loan Documents.

          5.   Term.

          (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "TERM") commencing June 29, 2001 (the "COMMENCEMENT DATE") and ending on June 30, 2021 (the "EXPIRATION DATE").

          (b)   If, on or prior to the Expiration Date or any other
Renewal Date this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (the Expiration Date and such anniversary each being hereinafter referred to as a "RENEWAL DATE"), the Term shall be deemed to have been automatically extended for an additional period of ten (10) years (each such extension, a "RENEWAL TERM"), unless Tenant shall notify Landlord in writing at least one (1) year prior to the next Renewal Date that Tenant is not extending this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease.

          (c) If Tenant exercises its option not to extend or further extend the Term, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to erect upon the Leased Premises one (1) sign advertising the Premises for lease and/or sale, the size and location of which shall be subject to Tenant's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

          6. Basic Rent. Commencing on June 29, 2001, Tenant shall pay to Landlord, as annual rent for the Leased Premises during the balance of the Term in equal monthly installments, the amounts determined in accordance with Exhibit D hereto (the "BASIC RENT"), such installments to continue and be payable on the twenty-fifth (25th) day of each month thereafter during the Term (each such day being hereinafter referred to as a "BASIC RENT PAYMENT DATE"). Each such rental payment shall be made to Landlord at such address as Landlord may direct by fifteen (15) days' prior written notice to Tenant. In the event a Basic Rent Payment Date shall not be a Business Day, the payment of Basic Rent due on such Basic Rent Payment Date shall be made on the Business Day immediately following such Basic Rent Payment Date. Pro rata Basic Rent for the Leased Premises for the period from the date hereof through the thirtieth (30th) day of June, 2001 shall be paid on the date hereof and pro rata Basic Rent for the period from the thirtieth (30th) day of the last month of the Term through the last day of the last month of the Term shall be paid with the final monthly installment of Basic Rent.

          7.   Additional Rent.

          (a) Tenant shall pay and discharge, as additional rent (collectively, "ADDITIONAL RENT"):

          (i) except as otherwise specifically provided herein, all costs and expenses of Tenant and all reasonable costs and expenses of Landlord which are incurred in connection or associated with (A) the ownership, use, management, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair, replacement or restoration of any of the Leased Premises; provided, however, in no event shall Tenant be responsible to pay installments of principal and interest payable under the Note, (B) the performance of any of Tenant's obligations under this Lease, (C) any Condemnation proceedings (provided, however, that Tenant is reimbursed for all of its costs and expenses out of the Condemnation proceeds), (D) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises (provided, however, that Tenant is reimbursed for all of its costs and expenses out of the insurance proceeds), (E) obtaining, at the request of Tenant, the approval or consent of a Lender, and (F) any other items specifically required to be paid by Tenant under this Lease;

          (ii) interest at the rate (the "DEFAULT RATE") equal to the greater of (A) two percent (2%) over the Prime Rate per annum, or (B) the default rate of interest provided for in any unpaid Note then in existence, on the following sums until paid in full: (1) all overdue installments of Basic Rent from the respective due dates thereof as to any such installment that has not been made within five (5) days of its due date, (2) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid or performed on behalf of Tenant, from the date of payment thereof by

     Landlord, and (3) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue; and

          (iii) a late charge equal to five percent (5%) of any overdue installment of Basic Rent which has not been paid within five (5) days of its due date.

          (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due and payable; provided, however, that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within fifteen
(15) days after Landlord's demand for payment thereof.

          (c) In no event shall amounts payable under Paragraph 7(a)(ii) or (iii) exceed the maximum amount permitted by applicable Law.

          8.   Net Lease; Non-Terminability.

          (a) This is a net lease and all Monetary Obligations set forth herein shall, except as specifically set forth herein, be paid without notice or demand, recoupment, set-off, counterclaim, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "SET-OFF").

          (b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen, except as specifically set forth herein.

          (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

          (d) Tenant shall perform and observe all of the covenants and obligations of Landlord under any Mortgage or any other Loan Documents pertaining or relating in any manner whatsoever to the Leased Premises, including but not limited to any obligations to pay amounts into tax, insurance, replacement, repair, and tenant improvement and leasing escrows or reserves, except for those covenants and obligations which are solely within the control of Landlord to perform or observe (e.g., the obligations not to transfer Landlord's interest in the Leased Premises without a Lender's consent) and in no event shall Tenant be responsible to pay installments of principal and/or interest payable under a Note. In the event of any conflict between this Lease and any Loan Documents regarding the scope of any covenant or obliga-tion to be performed or observed by Tenant, the document imposing the greater covenant or obligation on Tenant shall control. Tenant shall not, through any act or omission of Tenant or any of its subtenants or licensees or any of the agents, contractors, employees, or invitees of Tenant or any of its subtenants or licensees, cause a default, breach or event of default under any Mortgage or any other Loan Documents, regardless of whether such act or omission would otherwise be permitted under this Lease without regard to the terms and provisions of any such Loan Documents. Tenant acknowledges that it has reviewed the Loan Documents identified in Exhibit E hereto and executed in connection with the LaSalle Bank Loan. Notwithstanding anything to the contrary contained in this Lease, any Additional Rent which would otherwise be payable directly by Tenant to a Lender, including payments into tax, insurance, replacement, repair, and/or tenant improvement and leasing escrows or reserves, shall, at the option of Landlord, be paid by Tenant to Landlord on the 25th day of the month immediately preceding the month in which such payment becomes due to the Lender. Landlord hereby elects to have Tenant pay the Replacement Reserve Monthly Payment (as defined in the Mortgage executed in connection with the LaSalle Bank Loan) directly to Landlord as provided in the immediately preceding sentence.

          (e)   The Mortgage executed in connection with the LaSalle Bank
Loan provides that in lieu of making the TI and Leasing Reserve Monthly Payments (as defined in such Mortgage), Landlord provided a letter of credit in the amount of $73,095.00 and must renew and increase such letter of credit and/or provide a revised letter of credit in an increased amount as provided in such Mortgage until such time as the letter of credit is no longer required as set forth in the Mortgage. The parties agree that notwithstanding the provisions of subparagraph (d) above which would otherwise require Tenant to furnish such letter of credit and renewals thereof and/or revised letter of credit, Landlord shall furnish such letter of credit and renewals thereof and/or revised letter of credit but Tenant shall pay as Additional Rent all costs incurred by Landlord in obtaining such letter of credit and renewals thereof.

          Except as expressly provided in this Lease, Landlord shall have no obligation to maintain, repair, replace, restore, alter or improve the Property or any other obligations of any nature whatsoever pertaining to the Property.

          9. Payment of Impositions. Tenant shall, before interest or penalties are due thereon, and by such earlier dates as may be provided below, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges imposed upon or assessed against (i) Tenant, (ii) Tenant's leasehold interest in the Leased Premises, (iii) any of the Leased Premises, or (iv) Landlord as a result of or arising in respect of the ownership, occupancy, leasing, use or possession of any of the Leased Premises, any activity conducted on any of the Leased Prem-ises, or the Rent (collectively, the "IMPOSITIONS"); provided, however, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord which are determined on the basis of Landlord's net income or net worth, (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person or (D) any Lender by reason of any note, mortgage, assignment or other document evidencing or securing a Loan. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Notwithstanding anything to the contrary contained herein, Tenant shall, no later than thirty (30) days prior to the date any real estate taxes levied against the Leased Premises would become delinquent, (1) pay such taxes or special assessments and (2) provide Landlord and each Lender with written evidence of payment of such taxes or special assessments.

          10.   Compliance with Laws and Easement Agreements; Environmental
Matters.

          (a) Subject to the provisions of Paragraph 14, Tenant shall comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to all Legal Requirements. Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

          (b) Tenant will promptly abide by, discharge and perform in all material respects all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord.

          (c) Upon reasonable prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (the "SITE REVIEWERS") with the consent of Tenant to visit the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant's operation and perform, as agents of Landlord, environmental site investigations and assessments (the "SITE ASSESSMENTS") on the Leased Premises (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, or (iv) if an Environmental Violation has occurred or Landlord reasonably believes that an Environmental Violation may have occurred. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers in each case, provided that the Site Assessment shall be conducted in a manner that does not interfere with the Tenant's conduct of its business or use of the Premises. Ten-ant shall supply to the Site Reviewers such non-privileged historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available upon reasonable notice for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments to Landlord shall be paid by Landlord.

          (d) If an Environmental Violation exists and, in Landlord's reasonable judgment, the cost of remediation of, or other response action required under applicable Environmental Law to cure such Environmental Violation is likely to exceed $1,000,000, Tenant shall provide to Landlord, within thirty
(30) days after Landlord's request therefor, financial assurances reasonably satisfactory to Landlord in form and substance that Tenant will effect such remediation in accordance with applicable Environmental Laws and in an amount equal to Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

          (e)   If Tenant fails to correct any existing Environmental
Violation following reasonable notice and an opportunity to do so, Landlord shall have the right to take any actions required under applicable Environmental Law as shall be necessary in order to cure such Environmental Violation.

          (f) Tenant shall promptly notify Landlord after becoming aware of any Environmental Violation and shall forward to Landlord promptly upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications received by Tenant and relating to any such violation.

          11.  Liens; Recording.

          (a) Tenant shall not create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than (i) the Permitted Encumbrances, (ii) any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord and (iii) any lien, encumbrance or other charge being contested by Tenant pursuant to and in accordance with Paragraph 14 hereof.

          (b) Tenant (with Landlord's cooperation) shall execute, deliver and record, file or register (collectively, "RECORD") all such instruments as may be required by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or any local equivalent) and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

          12. Maintenance and Repair. Tenant shall at all times maintain the Leased Premises in good order and repair (except for ordinary wear and tear), including all necessary replacements, and shall in no event cause, permit or suffer any waste of all or any portion of the Leased Premises. Tenant shall take every other commercially reasonable action for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations reasonably necessary to comply with the foregoing requirements of this Paragraph 12. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

          13.   Alterations and Improvements; Expansion Options.

          (a) Tenant shall have the right, without having obtained the prior written consent of Landlord, (i) to make Alterations or a series of related Alterations to the Leased Premises that, as to any such Alterations or series of related Alterations, do not have an estimated cost in the reasonable opinion of Tenant in excess of $1,000,000 (in each case, as increased by the Alteration Amount) and (ii) to install Fixtures in the Improvements which are part of the Leased Premises or accessions to the Fixtures that, as to such Fixtures or accessions, do not have an estimated cost in the reasonable opinion of Tenant in excess of $1,000,000 (in each case, as increased by the Alteration Amount); provided, however, that Tenant shall, prior to performing any of the foregoing, obtain the consent of each Lender to the extent such consent is required under such Lender's Loan Documents. If the cost of any Alterations, series of related Alterations, Fixtures or accessions thereto is in excess of $1,000,000 (in each case, as increased by the Alteration Amount), the prior written approval of (A) Landlord shall be required, which approval shall not be unreasonably withheld, conditioned or delayed, and (B) each Lender to the extent such approval is required under such Lender's Loan Documents.

          (b)   If Tenant makes any Alterations pursuant to this Paragraph
13 or as required by Paragraph 12 or Paragraph 17 (such Alterations and actions being hereinafter collectively referred to as "WORK"), whether or not Landlord's and/or Lender's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner,
(iii) all such Work shall be promptly completed within a reasonable time period and in material compliance with all applicable Legal Requirements, (iv) subject to Paragraph 14, Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, other than Permitted Encumbrances, (v) Tenant shall procure and pay for all permits and licenses necessary pursuant to all applicable Legal Requirements in connection with any such Work and (vi) Tenant shall comply, to the extent reasonably requested by Landlord or required by this Lease, with the provisions of Paragraphs 12 and 19(a), whether or not such Work involves restoration of the Leased Premises.

          (c) Notwithstanding, the foregoing, Tenant shall have the right, but not the obligation, to expand the Improvements so long as (i) Tenant shall notify Landlord of its intention to expand the Improvements and submit to Landlord for its approval plans and specifications with respect thereto (such approval not to be unreasonably withheld, conditioned or delayed) and otherwise disclose to Landlord all anticipated costs and expenses in connection with such expansion, (ii) the proposed expansion is consistent with the existing architecture of the Leased Premises, (iii) the proposed expansion does not detract from the existing facilities future marketability and (iv) each Lender approves such expansion to the extent such approval is required under such Lender's Loan Documents. In the event Landlord and Tenant cannot agree as to clauses (ii) and (iii) above, an independent consultant shall be appointed by the office of the American Arbitration Association in Detroit, Michigan to settle such differences. The determination of such independent consultant shall be binding and conclusive on Landlord and Tenant.

          (d) With respect to any proposed expansion undertaken by Tenant in accordance with Paragraph 13(c), Landlord and Tenant shall negotiate in good faith on an "open book" basis (i.e., full disclosure between the parties of all pricing, costs and fees relating to the construction and the financing of the expansion) to effect the financing of such expansion by Landlord at the then prevailing market capitalization rate based on Tenant's credit rating at the time of such expansion. In the event the parties shall agree to the terms of such financing, the annual Basic Rent shall be increased by the product of (i) 12 and (ii) the amount of monthly payment necessary to fully amortize the amount of expansion costs financed, together with interest thereon at the rate of 10.75% per annum, over the remainder of the Term.

          14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not, except to the extent required of Landlord under any Loan Documents, be required to discharge or remove any lien referred to in Paragraph 11 or 13 other than Impositions (such non-compliance with the terms hereof being hereinafter referred to, collectively, as "PERMITTED VIOLATIONS"), so long as (a) Tenant provides Landlord or Lender with security reasonably satisfactory to Landlord or such Lender, (b) Tenant complies with such other requirements and conditions to contesting Permitted Violations as may be set forth in any Loan Documents, and (c) at the time of such contest Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any material interference with the use or occupancy of any of the Leased Premises and (iv) any interference with the payment of any Rent. While any proceedings which comply with the requirements of this Paragraph 14 are pending, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

          15.   Indemnification.

          (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord and all other Persons described in Paragraph 30, and all other Persons who may now or hereafter have any liability to a Lender in connection with a Loan, whether pursuant to a guaranty, an environmental indemnification agreement or otherwise (each, an "INDEMNITEE"), including, but not limited to, Charles E. Becker, from and against any and all liabilities, losses, fines, penalties, damages, penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever (including, but not limited to, (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources,
(B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any Environmental Laws, (C) liability for personal injury or property damage arising under any Environmental Law, and (D) all liabilities, damages, losses, Costs, causes of action, suits, claims, demands or judgments arising out of the exercise or enforcement of any right or remedy available to any Lender under any Loan Documents or at law or in equity except, in each case, to the extent caused by or arising out of the negligence or willful misconduct of, or the breach of the provisions of the Lease by any Indemnitee seeking such indemnification, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, management, occupancy, operation, condition, design, construction, maintenance, repair, replacement or restoration of the Leased Premises or any Adjoining Property, (ii) any casualty in any manner arising on or from the Leased Premises or any Adjoining Property, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance to which Tenant consented, (iv) any Environmental Violation, (v) the negligence or willful misconduct of Tenant or any of its subtenants or licensees or contractors, invitees, agents or employees of Tenant or any of its subtenants or licensees, (vi) any breach of any representations or warranties pertaining to the Leased Premises which are set forth in any Loan Documents except to the extent that the Indemnitee making such representation or warranty had actual knowledge of such breach at the time such Indemnitee made such representation or warranty, or (vii) the exercise or enforcement of any right or remedy available to any Lender under any Loan Documents or at law or in equity, including, but not limited to, acceleration of the indebtedness secured by a Mortgage and foreclosure of such Mortgage, with respect to the failure to pay any monthly installment or principal and/or interest which became due under any Loan Document if Tenant failed to pay when due the last monthly installment of Basic Rent which became due prior to the due date of such monthly installment of principal and/or interest. Tenant acknowledges and agrees that monthly installments of Basic Rent will be utilized by Landlord to pay the monthly installments of principal and/or interest which become due under a Note. For purposes of this subparagraph (a), "Costs" shall include the reasonable Costs incurred by an Indemnitee in enforcing the obligations of Tenant under this subparagraph (a).

          (b) In case any action or proceeding is brought against any Indemnitee by reason of any claim described in subparagraph (a) above, (i) Tenant may retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Landlord) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will, at Tenant's sole cost, cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. No compromise or settlement or any such claim may be made without the prior written consent of such Indemnitee.

          (c) The obligations of the parties under this Paragraph 15 shall survive the expiration or earlier termination of this Lease.

          16.  Insurance.

          (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

          (i) Insurance against physical loss or damage to the Improvements and Fixtures as provided under a standard "All Risk" property policy in amounts not less than the actual replacement cost of the Improvements and Fixtures. Such policies shall contain Replacement Cost and Agreed Amount endorsements.

          (ii) Commercial General Liability Insurance against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than [$5,000,000] per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type.

          (iii) Workers' compensation insurance subject to statutory limits or better in respect of any work or other operations on or about the Leased Premises or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

          (iv) Comprehensive Boiler and Machinery Insurance on any of the Fixtures on or in the Leased Premises, in an amount not less than [$5,000,000] per accident for damage to property.

          (v) During any period in which substantial Alterations at the Leased Premises are being undertaken, broad form Builder's All-Risk insurance in an amount not less than the estimated cost of such alterations.

          (vi)    Such other insurance as may be required by any Lender.

          (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above or a comparable claims paying ability assigned by Standard & Poor's Corporation or equivalent rating agency reasonably approved by Landlord and are admitted in, and approved to write insurance policies by, the State Insurance Department for the states in which the Leased Premises are located, and are reasonably satisfactory to each Lender. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(v) shall name Landlord as Owner and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord as additional insured. In addition, the insurance referred to in Paragraph 16(a)(i), (ii),
(iv) and (v) shall also name each Lender as an additional insured. If said insurance or any part thereof shall expire, be withdrawn, become void, unreliable or unsafe for any reason Tenant shall promptly obtain new or additional insurance reasonably satisfactory to Landlord. Notwithstanding anything to the contrary contained herein, all such insurance shall be in form and amounts, and contain endorsements, reasonably satisfactory to Landlord and each Lender. All such insurance policies shall provide that such insurance will not be canceled or altered without thirty (30) days' prior written notice to each Lender and shall provide coverage on an "occurrence" basis.

          (c) Tenant shall pay as they become due and payable all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and shall promptly deliver to Landlord certificates of insurance relating thereto. Tenant shall provide Landlord and each Lender with written evidence that the premium for any insurance required to be maintained by Tenant under this Lease has been paid no later than thirty (30) days prior to the renewal date for such insurance.

          (d) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and such insurance is reasonably acceptable to each Lender.

          (e) Tenant shall promptly comply with and conform to in all material respects (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises.

          (f) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord is included therein as named insured, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall promptly notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

          (g) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

          (h) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

          (i) Proceeds payable under clauses (ii) and (iii) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder's All-Risk insurance under clause (v) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

          (ii) Proceeds of insurance required under clauses (i) and (iv) of Paragraph 16(a) and proceeds attributable to Builder's All-Risk insurance (other than its general liability coverage provisions) under clause (v) of Paragraph 16(a) shall be payable to the Lender having a lien on the Leased Premises senior in priority, or if none, to Landlord and, subject to the rights of any Lender under its Loan Documents, applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall, to the extent it receives the same, apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

          17.   Casualty and Condemnation.

          (a) If any Casualty to the Leased Premises occurs the insurance proceeds for which is reasonably estimated by Tenant to be equal to or in excess of $50,000, Tenant shall give Landlord and each Lender prompt notice thereof. Subject to the rights of any Lender under its Loan Documents, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant or Landlord) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. No agreement or settlement with any insurer on the amount of any insurance proceeds to be paid shall be made by Tenant without the written consent of Landlord and, to the extent required by the Loan Documents, each Lender. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies directly to a Lender or Landlord, whichever is applicable, to the extent contemplated in Paragraph 16(h).

          (b) Tenant, promptly upon receiving a Condemnation Notice, shall notify Landlord thereof. Subject to the rights of any Lender under its Loan Documents, Tenant is authorized to, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant therein. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord and, to the extent required by the Loan Documents, each Lender. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; provided, however, that nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which does not constitute Fixtures, moving expenses or loss of business, if available, to the extent that Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor.

          (c) If any Partial Casualty or Partial Condemnation shall occur to the Leased Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations, except as provided in Paragraph 19(b). Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12, shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character prior to such event. Any Net Award up to and including $1,000,000 shall, subject to the rights of any Lender under its Loan Documents and provided no Event of Default exists, be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $1,000,000 or any Net Award of $1,000,000 or less if an Event of Default then exists shall (unless such Casualty resulting in the Net Award is a Termination Event), subject to the rights of any Lender under its Loan Documents, be made available by a Lender to Tenant for the restoration of the Leased Premises pursuant to and in accordance with the requirements of such Lender's Loan Document, or if no Lender then exists, by Landlord to Tenant for the restoration of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

          (d) The terms and provisions of this Paragraph 17 shall be subject to all of the rights and requirements of any Lender under its Loan Documents.

          18.   Termination Events.

          (a) If (i) all of the Leased Premises shall be taken by a Condemnation, (ii) any substantial portion of the Leased Premises shall be taken by a Condemnation and such taking materially and adversely affects the operation of the portion of the Leased Premises not so taken and Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises, or (iii) (A) all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty, (B) Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises, (C) a Lender elects ("LENDER'S ELECTION") not to release the insurance proceeds payable in connection with such casualty for any reason other than because a default or event of default under such Lender's Loan Documents then exists which arose out of (1) Tenant's failure to perform or observe any of its obligations or covenants under this Lease or (2) any act or omission of Tenant or any of its subtenants or licensees or any of the agents, contractors, employees or invitees of Tenant or any its subtenants or licensees, it being acknowledged and agreed that any default or event of default under any such Loan Documents which consists of the failure to pay any monthly installment of principal and/or interest which became due under any such Loan Documents shall be deemed to have arisen out of an act or omission of Tenant if Tenant failed to pay when due the last monthly installment of Basic Rent which became due prior to the due date of such monthly installment of principal and/or interest, (D) the total amount of insurance proceeds which the Lender elects not to release exceeds $50,000, and
(E) Landlord fails to give Tenant written notice ("LANDLORD'S NOTICE") within sixty (60) days after Landlord's receipt of Lender's Election that Landlord will make available to Tenant for restoration in accordance with the terms of this Agreement an amount equal to the insurance proceeds not made so available by such Lender (which amount shall be treated as part of the Restoration Fund (as defined below) for all purposes of this Lease) (each of the events described in the above clauses (i), (ii) and (iii) shall hereinafter be referred to as a "TERMINATION EVENT"), then (x) in the case of (i) above, Tenant shall be obligated, within sixty (60) days after Tenant receives a Condemnation Notice,
(y) in the case of (ii) above, Tenant shall have the option, within sixty (60) days after Tenant receives a Condemnation Notice and (z) in the case of (iii) above, Tenant shall have the option, within one hundred twenty (120) days after Landlord's receipt of Lender's Election, to give to Landlord written notice (each, a "TERMINATION NOTICE") in the form described in Paragraph 18(b) of the Tenant's election to terminate this Lease.

          (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least sixty (60) days after the Fair Market Value Date (each, a "TERMINATION DATE"), (ii) an offer of Tenant to pay to Landlord the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii) or (iii), the certification and covenants described therein. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value.

          (c) If Landlord shall reject such offer to terminate this Lease pursuant to Paragraph 18(b) above by written notice to Tenant (each, a "REJECTION"), not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate on the applicable Termination Date; provided, however, that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date (collectively, the "REMAINING OBLIGATIONS") on the applicable Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the date on which Tenant shall have satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder (except for the Survival Obligations) shall terminate, (ii) Tenant shall promptly vacate and shall have no further right, title or interest in or to the Leased Premises and (iii) the Net Award shall be retained by Landlord subject, however, to Tenant's rights to any awards of payments described in the proviso set forth in Paragraph 17(b).

          (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant the remaining portion thereof of the Leased Premises, if any, and (ii) Landlord shall pay to or assign to Tenant Landlord's entire interest in and to the Net Award, all in accordance with Paragraph 20.

          (e) Notwithstanding anything to the contrary contained in this Lease, Tenant shall, unless a Termination Event shall have occurred and Tenant has given a Termination Notice, promptly restore the Leased Premises as required by this Lease promptly after a Partial Casualty or Partial Condemnation even though a Lender fails to make the Net Award relating thereto available for such restoration pursuant to the exercise of such Lender's rights under its Loan Documents; provided, however, that Tenant shall have no obligation to perform such restoration in the event that such Lender fails to deliver such proceeds related to such Partial Casualty or Partial Condemnation when such proceeds are in an amount equal to or greater than $50,000.

          19.   Restoration.

          (a)   Subject to the rights of any Lender under its Loan
Documents, Landlord shall hold Net Award in excess of $1,000,000, or any Net Award of $1,000,000 or less if an Event of Default then exists, in a fund (the "RESTORATION FUND") and disburse amounts from the Restoration Fund in accordance with the following conditions:

          (i) prior to commencement of restoration, the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

          (ii) at the time of any disbursement no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged except for liens that are being contested in accordance with Paragraph 14;

          (iii) disbursements shall be made from time to time, upon receipt of (A) reasonably satisfactory evidence of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in material compliance with the contracts, plans and specifications, (B) sworn statements and waivers of liens, and (C) other evidence of cost and payment reasonably requested by Landlord so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims except for claims being contested in accordance with Paragraph 14;

          (iv) each request for disbursement shall be accompanied by a certificate of Tenant describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

          (v) if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

          (vi) if at any time the estimated total cost of completion of the Work exceeds the balance of the Restoration Fund then held by Landlord, Tenant shall immediately deposit with Landlord an amount equal to such excess and any such sums paid to Landlord shall be treated as part of the Restoration Fund for all purposes of this Lease.

          (b) If any sum remains in the Restoration Fund after completion of the restoration, such sum shall be retained by Landlord.

          20.   Procedures upon Purchase.

          (a) If the Leased Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relat-ing to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or Premises which have been created by or resulted solely from acts of Landlord, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

          (b)   Upon the date fixed for any such purchase of the Leased
Premises pursuant to any provision of this Lease (any such date the "PURCHASE DATE"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a deed substantially in the form delivered by Tenant with respect to the Leased Premises which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be reasonably necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, however, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of such Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of the parties hereunder shall terminate except for those which expressly survive the termination of this Lease.

          (c)   If the completion of such purchase shall be delayed after
(i) the Termination Date, in the event of a purchase pursuant to Paragraph 18, or (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

          (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord.

          21.   Assignment and Subletting; Prohibition Against Leasehold
                Financing.

          (a) (i) Except as set forth below in this Paragraph 21, Tenant may not voluntarily, by operation of law or otherwise assign this Lease or sublet any of the Leased Premises to any other Person, or permit any other Person to use or occupy any of the Leased Premises, without the prior written consent of Landlord and, to the extent required by the Loan Documents, each Lender. The sale, issuance or transfer of any stock, partnership interest, membership interest or other ownership in Tenant or any successor or assignee thereof which results in a change in the direct of indirect control of Tenant or such successor or assignee shall be deemed an assignment of this Lease and be subject to the provisions of this Paragraph 21; provided, however, that no consent of Landlord shall be required in the event that the assignee or transferee shall at the time of assignment or transfer possess a credit rating from Standard & Poor's Corporation (or in the absence of a rating from such company, a rating issued by a comparable rating agency) equal to or greater than that of Tenant at the time of such assignment or transfer.

          (ii) Notwithstanding the foregoing, Tenant shall have the right, upon thirty (30) days prior written notice to Landlord (and to the extent required by the Loan Documents, to each Lender) with no consent of Landlord or, unless otherwise required by its Loan Documents, Lender being required or necessary (each, a "PREAPPROVED ASSIGNMENT") to assign this Lease as this Lease relates to the entire Leased Premises by operation of law or otherwise to any Person (each, a "PREAPPROVED ASSIGNEE") (1) that immediately following such assignment shall have a rating from Standard & Poor's Corporation equal to or better than the better of ["BBB-"] or the rating issued by Standard & Poor's Corporation with respect to Tenant immediately following such assignment, and in the event such rating agency ceases to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord, and such Person shall not at the time of such assignment be on Negative Watch by Standard & Poors Corporation or a comparable rating agency or (2) that is, and at all times during the Term continues to be, directly or indirectly, a wholly-owned subsidiary of Tenant or the parent of Tenant.

          (iii)   If Tenant desires to assign this Lease, whether by
operation of law or otherwise, to a Person (each, a "NON-PREAPPROVED ASSIGNEE") who would not be a Preapproved Assignee (each, a "NON-PREAPPROVED ASSIGNMENT")
then Tenant shall, not less than thirty (30)   days prior to the date on which
it desires to make a Non-Preapproved Assignment submit to Landlord information regarding the following with respect to the Non-Preapproved Assignee
(collectively, the "REVIEW CRITERIA"): (A)   creditworthiness, (B)   capital
structure, (C)   operating history, (D)   proposed use of the Leased Premises
and (E)   any other information as Landlord shall reasonably require. Landlord shall review such information and shall approve or disapprove the Non-Preapproved Assignee (which approval shall not be unreasonably withheld,
conditioned or delayed)   no later than the thirtieth (30th)   day following
receipt of all such information. If a response is not received by Landlord by the expiration of such thirty (30) day period, such non-Preapproved Assignee shall be deemed approved by Landlord.

          (b)   Tenant shall have the right, upon thirty (30)   days' prior
written notice to Landlord, to enter into one or more subleases that demise leaseable space in the Leased Premises with no consent or approval of Landlord being required or necessary provided that the leaseable space subleased pursuant to such sublease and all other leaseable space leased pursuant to other subleases then in existence do not exceed, in the aggregate, 50% of the leaseable space in the Leased Premises with no consent of Landlord or, unless so required under the Loan Documents, the Lender ("PREAPPROVED SUBLET").

          (c) With respect to any proposed assignment as to which Landlord's consent may not be unreasonably withheld, conditioned or delayed, Tenant shall provide to Landlord information reasonably requested by Landlord to establish that the proposed assignment satisfies the criteria set forth above for Landlord's consent to not be unreasonably withheld, conditioned or delayed. With respect to any Preapproved Assignment or Preapproved Sublet, Tenant shall provide to Landlord information reasonably requested by Landlord to establish that any proposed Preapproved Assignment or Preapproved Sublet satisfies the criteria set forth above.

          (d) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease.

          (e)   Tenant shall, within ten (10)   days after the execution and
delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

          (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

          (g) No assignment of this Lease or subletting of all or any portion of the Leased Premises, whether or not consented to by Landlord or any Lender, shall release or relieve Tenant from the performance or observance of any of its covenants or obligations under this Lease.

          (h) Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party, subject to the rights of Tenant under this Lease and an assumption of the obligations of Landlord hereunder by the purchaser or other transferee (each, a "THIRD PARTY PURCHASER") arising subsequent to such sale or transfer. In the event of any such transfer, Tenant shall attorn in writing to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer and as long as such Third-Party Purchaser agrees in writing to recognize the rights of Tenant under this Lease. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request in form and substance reasonably acceptable to Tenant, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder. Notwithstanding anything to the contrary contained in this Lease, Landlord or any subsequent successor or assign of Landlord shall be liable only for the performance and observance of those covenants and obligations of Landlord which arise during its period of ownership of the Leased Premises.

          22.   Events of Default.

          (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the option of Landlord, constitute an "EVENT OF DEFAULT" under this Lease:

          (i) a failure by Tenant to make any payment of any Monetary Obligation, within five (5) days of its due date;

          (ii) a failure by Tenant to perform or observe any obligation or covenant under this Lease except for a Monetary Obligation;

          (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, in any material respect;

          (iv) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) make a general assignment for the benefit of creditors;

          (v) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

          (vi) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

          (vii) the estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be bonded, vacated or discharged within sixty (60) days after it is made, unless Tenant shall be contesting such levy or attachment in accordance with the requirements of Paragraph 14 hereof; or

          (viii) a failure by Tenant to maintain in effect any license or permit to the extent such failure can be reasonably expected to have a materially adverse effect on the use, occupancy or operation of the Leased Premises;

          (b) If the default consists of the failure to pay any Monetary Obligation other than Basic Rent under clause (ii) of Paragraph 22(a) and such Monetary Obligation does not otherwise constitute an obligation of Landlord under any Loan Documents, the applicable cure period shall be ten (10) Business Days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, the same default more than twice within any Lease Year. If the default consists of a default under clause
(ii) of Paragraph 22(a), the applicable cure period shall be the lesser of (A) thirty (30) days from the date on which notice is given by Landlord to Tenant or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed sixty
(60) days); provided, however, that Tenant shall commence to cure the default within the said thirty (30) day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured; or (B) if such default also constitutes a default under any Loan Documents, the period of time, if any, afforded Landlord under any such Loan Documents to cure such default.

          23.   Remedies and Damages upon Default.

          (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

          (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall promptly surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises by summary proceedings and by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom.

          (ii) After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord may reasonably determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding anything to the contrary contained in this Lease, Tenant's Monetary Obligations shall survive the termination of this Lease, subject to any payment received by Landlord from Tenant under subparagraph (a)(iv) below.

          (iii) Landlord may, upon notice to Tenant, require Tenant to make an irrevocable offer to terminate this Lease upon payment to Landlord of an amount (the "DEFAULT TERMINATION AMOUNT") specified in the next sentence. The "Default Termination Amount" shall be the sum of the Fair Market Value of the Leased Premises and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount. Upon such notice to Tenant, Tenant shall be deemed to have made such offer. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20.

          (iv) Landlord may declare by notice to Tenant the entire Basic Rent, regardless of whether or not Landlord previously terminated or subsequently terminates this Lease (but subject to the last sentence of this clause (iv)), for the remainder of the then current Term (or if this Lease has been terminated, what would have been the remainder of the then current Term had this Lease not been so terminated) to be immediately due and payable ("LANDLORD'S ACCELERATION NOTICE"). Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default. Notwithstanding anything to the contrary contained in this Lease, if Tenant pays to Landlord all such accelerated Basic Rent and Monetary Obligations within ten (10) days after Landlord's Acceleration Notice is given, Landlord shall have no right to terminate this Lease solely because of Tenant's failure to pay any Rent or other Monetary Obligation which had become due at the date of Landlord's Acceleration Notice.

          (v) Notwithstanding anything in this Paragraph 23 to the contrary, Landlord expressly waives its rights to forcibly dispossess Tenant from the Leased Premises, whether peaceably or otherwise, without judicial process, such that Landlord shall not be entitled to any "commercial lockout" or any other provisions of applicable Law which permit landlords to dispossess tenants from commercial properties without the benefit of judicial review.

          (b) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity with respect to any Event of Default or any failure of Tenant to perform or observe any of its covenants or obligations under this Lease regardless of whether or not such failure ultimately becomes an Event of Default. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

          (c) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

          (d) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

          (e)   WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR
TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY.

          (f) Upon the occurrence and during the continuance of an Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose during normal business hours and upon reasonable prior notice to Tenant, except that Landlord may, in the case of an emergency, enter the Leased Premises other than during normal business hours without prior notice to Tenant. All amounts paid or costs incurred by Landlord in performing any such act shall constitute Additional Rent.

          (g) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord, except to the extent expressly modified, waived or relinquished pursuant to Paragraph 35(f).

          (h) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

          (i) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy and each remedy may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

          24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or three (3) Business Days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Clark Hill PLC, 500 Woodward Avenue, Suite 3500, Detroit, Michigan 48226-3435, Attention: Timothy M. Koltun, Esq. A copy of any notice given by Landlord to Tenant shall simultaneously be given by Landlord to Cahill Gordon and Reindel, 80 Pine Street, New York, New York 10005, Attn:
Jonathan Schaffzin, Esq. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

          25. Estoppel Certificate. At any time upon not less than fifteen (15) days' prior written request by either Landlord or Tenant (the "REQUESTING PARTY") to the other party (the "RESPONDING PARTY"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party (the "CERTIFICATE"), certifying
(a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, and (d) such other matters as the Requesting Party may reasonably request. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Re-questing Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises, provided that the Requesting Party notifies the Responding Party of the identity of such recipient. Any certificate required under this Paragraph 25 and delivered by Tenant or Landlord shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

          26.   Surrender; Holding Over.

          (a) Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in substantially the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The reasonable cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

          (b)   If Tenant fails to surrender possession of the Leased
Premises to Landlord at the expiration or earlier termination of this Lease, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Basic Rent equal to the greater of (i) 5% of the monthly installment of Basic Rent payable during the last full month of the Term, or (ii) 100% of the then prevailing rental rate for the Leased Premises unless Landlord has entered into a lease with another tenant for all or a portion of the Leased Premises, in which case the amount calculated under this clause (ii) shall be equal to 125% of the then prevailing rental rate for the Leased Premises. The provisions of this Paragraph 26(b) shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Leased Premises upon the termination or expiration of this Lease, in addition to any other liability to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all losses, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

          27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

          28. Books and Records. Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord by its agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises in accordance with the provisions of Paragraph 4(b) hereof and examine the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord.

          29.   Determination of Value.

          (a) Whenever a determination of Fair Market Value or Fair Market Rental Value, as applicable, is required pursuant to any provision of this Lease, such Fair Market Value or Fair Market Rental Value, as applicable, shall be determined in accordance with the following procedure:

          (i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "APPLICABLE INITIAL DATE") on which Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii). Landlord and Tenant shall endeavor to agree on Fair Market Rental Value on the date (also, an "Applicable Initial Date") which is six (6) calendar months prior to the expiration of the first Renewal Term unless Tenant has previously exercised its option pursuant to Paragraph 5(b) not to have the Term automatically extended for the second Renewal Term. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value or Fair Market Rental Value.

          (ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value or Fair

     Market Rental Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value or Fair Market Rental Value, the amount of such Fair Market Value or Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

          (iii) If such two appraisers shall be unable to agree upon a Fair Market Value or Fair Market Rental Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value or Fair Market Rental Value and shall select a third appraiser to make the determination of Fair Market Value or Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

          (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the office of the American Arbitration Association in Detroit, Michigan. The determination of Fair Market Value or Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

          (v) If a third appraiser is selected, Fair Market Value or Fair Market Rental Value shall be the average of the determination of Fair Market Value or Fair Market Rental Value made by the third appraiser and the determination of Fair Market Value or Fair Market Rental Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value or Fair Market Rental Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

          (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers, (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value or Fair Market Rental Value herein set forth above, and (D) be registered in the State if the State provides for or requires such registration. The Cost of the appraiser selected by a party shall be borne such party and if a third appraiser is selected, the Cost of such appraiser shall be shared equally by Landlord and Tenant.

          (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises or the Affected Premises, as applicable, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made. If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the first Renewal Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the second Renewal Term in the same amount which it was obligated under this Lease to pay prior to the commencement of the second Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the second Renewal Term and Tenant shall pay any deficiency to Landlord.

          (c) In determining Fair Market Rental Value, the appraisers shall determine with respect to the Leased Premises the amount that a willing tenant would pay, and a willing landlord would accept, at arm's length, to rent comparable premises in the city/township of Plymouth/Troy, taking into account:
(a) the age, quality and condition (as required by this Lease) of the Improvements; (b) that the Leased Premises will be leased as a whole or substantially as a whole to a single user; (c) a lease term of ten (10) years;
(d) a triple net lease; and (e) such other items that professional real estate appraisers customarily consider.

          30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

          31.   Costs; Financing.

          (a) Tenant agrees to pay all reasonable costs and expenses incurred by Landlord in connection with the purchase and leasing of the Leased Premises, including environmental assessment and appraisal costs, transfer costs and recording fees and transfer taxes, if any, survey costs, and the premium for a title insurance policy. Each party shall pay its own legal fees and disbursements, charges and expenses in connection with the purchase and leasing of the Leased Premises.

          (b) Notwithstanding the foregoing, if any litigation is instituted between the parties pertaining to this Lease, the losing party shall pay to the prevailing party all expenses incurred by the prevailing party in connection with such litigation, including attorney's fees.

          (c) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. Tenant shall provide any other consent or statement and shall execute any other documents that such Lender reasonably requires in connection with such financing so long as the same do not adversely affect any right, benefit or privilege of Tenant under this Lease or increase Tenant's obligations under this Lease.

          32. Subordination, Non-Disturbance and Attornment. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument now or hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof; provided, however, that (a) any such Mortgage or other security instrument shall provide for the recognition of this Lease and all Tenant's rights hereunder except as otherwise provided in the agreements described below and
(b) Tenant shall execute such further instrument or instruments subordinating this Lease to the lien of any such mortgage or other security instrument as shall be desired by the holder of such mortgage or other security instrument, provided (i) such instrument is substantially similar in form and substance to the documents attached hereto as Exhibit J or (ii) such instrument is a form of Subordination, Non-Disturbance and Attornment Agreement which contains provisions typically required by sophisticated lenders in southeastern Michigan.

          33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for State law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Fixtures and Tenant as the lessee of such Leased Premises and Fixtures, including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Fixtures, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

          34. Right of First Refusal. In the event that Landlord at any time during the Lease Term should receive and determine to accept a bona fide offer from a party to purchase Landlord's interest in the Leased Premises or any portion thereof, Landlord shall deliver a written notice to Tenant (each, a "NOTICE OF SALE") of such offering together with a true copy of the contract of sale (the "CONTRACT") executed by such party submitting the offer and true copies of any other documents related thereto. Tenant shall have twenty (20) days following its receipt of the Notice of Sale in which to (i) elect to exercise its right to purchase such portion of the Leased Premises on the same terms, conditions and provisions set forth in the Contract (the "RIGHT OF FIRST REFUSAL") and
(ii) deliver to Landlord the down payment or deposit, if any, required pursuant to the provisions of the Contract which down payment or deposit shall be held in accordance with the terms of the Contract. Notwithstanding anything else in this Paragraph 34, Tenant shall forfeit its Right of First Refusal during the existence of an uncured Event of Default. Notwithstanding anything to the contrary contained in this Paragraph 34, Tenant's Right of First Refusal shall not apply to (a) any sale of all or any portion of the Leased Premises made subsequent to the first sale of all or any portion of the Leased Premises to a third party in accordance with the terms and provisions of this Paragraph 34 or
(b) any transfer of the Leased Premises pursuant to the foreclosure of a Mortgage or a deed in lieu of foreclosure of a Mortgage or any sale of all or any portion of the Leased Premises made subsequent to such foreclosure or deed in lieu of foreclosure.

          (a) If the Tenant shall so elect to exercise its Right of First Refusal under subparagraph (b) of this Paragraph 34, Landlord and Tenant shall promptly thereafter enter into a contract of sale upon the same terms and conditions as set forth in the Contract.

          (b) Failure by Tenant to exercise the Right of First Refusal shall constitute a waiver of such Right of First Refusal as to that offer only, and Landlord shall have the right to consummate the transaction set forth in the Contract at a purchase price equal to or greater than the purchase price therein set forth, and, upon closing of such transaction, Tenant's Right of First Refusal shall terminate. Landlord shall again comply with the provisions of this Paragraph 34(b) in the event that (A) the closing under the Contract shall not occur within one hundred eighty (180) days of the earlier of (x) the expiration of the 20-day period specified in this Paragraph 34(b) and (y) the date upon which Tenant shall notify Landlord in writing that Tenant does not elect to purchase Landlord's interest in the Leased Premises pursuant to the terms set forth in the Contract or (B) Landlord intends to enter into a sale of Landlord's interest in the Leased Premises with another party unaffiliated with the offeror under the Contract or into a sale with a purchase price less than the purchase price set forth in the Contract.

          35.   Miscellaneous.

          (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

          (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including, without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; and (viii) "any of the Fixtures" shall mean "the Fixtures or any part thereof or interest therein".

          (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Landlord shall not unreasonably withhold or delay its consent wherever such consent is required under this Lease.

          (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

          (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

          (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

          (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns. Tenant acknowledges that the Indemnitees are third party beneficiaries of the terms and provision of Paragraph 15 of this Agreement and shall have the right to enforce the same directly against Tenant.

          (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, ille-gality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          (i) All exhibits attached hereto are incorporated herein as if fully set forth.

          (j) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

     [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

          IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                  LANDLORD:

                                  NEW KING, L.L.C.,
                                  a Michigan limited liability company


                                  By:   /s/ Michael E. McInerney
                                     -----------------------------------------
                                     Name: Michael E. McInerney
                                     Title: President


                                  TENANT:

                                  COLLINS & AIKMAN PRODUCTS CO.,
                                  a Delaware corporation


                                  By:   /s/ Charles G. Nichols
                                     -----------------------------------------
                                     Name: Charles G. Nichols
                                     Title: Treasurer